Item 30. Exhibit (d) vii.

Endorsement

Right To Exchange Insured

This policy was changed before it was signed by us. This change adds the following section to the Life Benefits part of the policy.

Right To Exchange Insured

This policy may be exchanged for a new policy on the life of a substitute insured. We discuss this right, and the rules that apply to it, in the provisions that follow.

Requirements For Exchange

To make an exchange, all of the following conditions must be met as of the Date of Exchange:

•      This policy must be in force, and must have been in force for at least one year;

•      The Owner of the new policy must have an insurable interest in the life of the substitute insured; and

•      The substitute insured must not be over 75 years of age on the birthday nearest the Date of Exchange.

Before the exchange can become effective, we require:

•      A written application for exchange, received by us at our Principal Administrative Office;

•      Evidence of insurability of the substitute insured that is satisfactory to us; and

•      Payment to us of the cost to exchange (discussed below in the Cost To Exchange provision).

Date Of Exchange

The Date of Exchange will be the Monthly Calculation Date that is on or next follows the later of:

•      The date we approve the application for exchange; and

•      The date the cost to exchange is paid to us at our Principal Administrative Office.

Example:     The Monthly Calculation Date is the 10th of each month. We approve the application for exchange on May 5, 19X8. The cost to exchange is paid on May 15, 19X8. The Date of Exchange will be June 10, 19X8.

The insurance on the previous insured will continue to, but not including, the Date of Exchange. The insurance on the substitute insured will take effect on the Date of Exchange.

The New Policy

The new policy will be on the same form as this policy, unless this form is not available as of the Policy Date of the new policy. In the latter case, we will use a form we determine to be as close to this one in features as is then available.

The Policy Date of the new policy will be the same as the Policy Date of this policy. There is, however, one exception. It applies if the substitute insured was born after the Policy Date of this policy. In that case, the Policy Date of the new policy will be the Policy Anniversary Date of this policy that next follows the date of birth of the substitute insured.

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After exchange, the new Policy will be considered to have been issued as of its Policy Date. But, it will be modified to show that the contestable and suicide periods, as they apply to the substitute insured, will be measured from the Date of Exchange. The Suicide Exclusion provision of the new policy will also be modified to state that the limited benefit on suicide will be:

•      The account value of this policy immediately before the exchange; plus

•      The amount of premiums paid for the new policy; minus

•      Any amounts withdrawn under the new policy; and minus

•      Any policy debt under the new policy.

Exchange Method

The Selected Face Amount and the Death Benefit Option for the new policy will be the same as for this policy.

The account value immediately after the exchange will be equal to:

•      The account value immediately before the exchange; minus

•      The monthly charges deducted on the Date of Exchange.

Immediately after the exchange, the account value for the new policy will be allocated among the divisions of the Separate Account and the Guaranteed Principal Account (including outstanding loans) in the same proportion as the account value of this policy immediately preceding the exchange. All monthly charges, surrender charges, and other values on and after the Date of Exchange will be based on the life and risk classification of the substitute insured.

Cost To Exchange	The cost to exchange is the sum of: • An administrative fee of $75; and • Any excess policy debt as discussed below in the Policy Debt After Exchange provision.

Policy Debt After Exchange	Any policy debt under this policy on the Date of Exchange will, if not repaid at that time, be transferred to the new policy. However, if the amount of that debt is more than the maximum loan available under the new policy on the Date of Exchange, the excess must be repaid on or before that date.

Assignment After Exchange	Any assignment of this policy in effect on the Date of Exchange will apply to the new policy. The rights of the Owner of the new policy and the interest of any Beneficiary under the new policy or any other person will be subject to the assignment.

MML BAY STATE LIFE INSURANCE COMPANY

/s/ Ann F. Lomeli
President	Secretary

E12171B-9400